EXHIBIT 99.1

            The Neiman Marcus Group Reports April Revenues

    DALLAS--(BUSINESS WIRE)--May 6, 2004--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary company-wide revenues:

                                       4 weeks ended
                                   May 1,         May 3,
                                    2004           2003      % Change
                               -------------- -------------- ---------

Total Revenues                  $274 million   $241 million      14.0%

Comparable Revenues             $274 million   $240 million      14.0%


                                      13 weeks ended
                                   (3rd Fiscal Quarter)
                                   May 1,         May 3,
                                    2004           2003      % Change
                               -------------- -------------- ---------

Total Revenues                  $878 million   $723 million      21.4%

Comparable Revenues             $876 million   $722 million      21.4%

    In the four-week April period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus stores and Bergdorf Goodman, increased 14.1 percent. Revenue growth trends were the strongest in the Company's stores in the West. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included designer handbags and accessories, couture, contemporary sportswear, women's shoes and the men's categories.
    Comparable revenues at Neiman Marcus Direct for the four-week April period increased 9.6 percent. The Neiman Marcus brand experienced the highest year-over-year sales performance in the direct-to-consumer business, supported by strong sales in the women's apparel, cosmetics, women's shoes and jewelry.
    Comparable revenues for the Neiman Marcus Group for the third quarter of fiscal year 2004 increased 21.4 percent. For the third quarter of fiscal year 2004, Specialty Retail Stores comparable revenues increased 22.1 percent including a 21.0 percent increase at Neiman Marcus Stores and a 30.4 percent increase at Bergdorf Goodman. Neiman Marcus Direct third quarter fiscal year 2004 revenues were 11.9 percent above last year.
    The Company currently expects earnings in the range of $1.36 to $1.41 per share for the third quarter of fiscal year 2004. The Company currently expects comparable store revenues for the fourth quarter of its fiscal year 2004 to increase 8 percent to 10 percent compared to last year with May having the lowest year over year increase as a result of changes in the Company's promotional plan compared to last year.
    The Neiman Marcus Group plans to report third quarter earnings on Wednesday, June 2, 2004 after the market closes. The release will be followed by a conference call that will be simultaneously webcast.
    The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week third quarter.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Chef's Catalog brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.
    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967